Exhibit 99.7

SIXTH AMENDMENT

TO THE

NISOURCE INC. RETIREMENT SAVINGS PLAN

Background Information

A. NiSource Inc. (“NiSource”) is the Plan Sponsor of the NiSource Inc. Retirement Savings Plan, amended and restated effective as of January 1, 2014 (the “Plan”).

B. The NiSource Benefits Committee (the “Committee”), has the power to amend the Plan pursuant to Article XIV thereof.

C. The Committee desires to amend the Plan, effective as of July 1, 2017, to remove the requirement that specified employer contributions be invested in the NiSource company stock fund investment option of the Plan (the “Company Stock Fund”) at the time of contribution with respect to contributions to all non-union participants in the Plan, and thereby permit investment of such contribution for such participants in accordance with the participants’ investment elections or, absent such elections, in the “qualified default investment alternative” (“QDIA”) applicable to such participants under the Plan.

D. The Committee also desires to amend the Plan to clarify that Columbia Energy Group (“Columbia”) is no longer a member of the NiSource Inc. controlled group of companies.

Plan Amendment

1. The section titled “Plan Background” in the Introduction of the Plan shall be amended by replacing the last sentence of the first paragraph with the following:

Columbia, Bay State, Kokomo, NIFL became wholly-owned subsidiaries of NiSource Inc. effective as of the dates described in the Plan 2006 Restatement. Effective as of the CPG Spin-Off (defined herein), Columbia is no longer a recognized operating entity or member of the NiSource Inc. controlled group of companies and thus no longer a wholly-owned subsidiary of NiSource Inc.

2. Section 1.13 of the Plan (“Columbia”) shall be amended in its entirety as follows:

Columbia. Effective as of the CPG Spin-Off, a Columbia Gas company that is a Related Employer of NiSource Inc. participating in the Plan, or any successor(s). Prior to the CPG Spin-Off, Columbia Energy Group, or any successor(s).

3. Section 1.15 of the Plan (“Columbia Union Employee”) shall be amended in its entirety as follows:

Columbia Union Employee. Effective as of the CPG Spin-Off, an Eligible Employee of NiSource Inc. (or any Related Employer of NiSource Inc., such as a Columbia Gas company), whose compensation, conditions of employment or position are covered by a collective bargaining agreement to which a Columbia Gas company, or its successor within the NiSource Inc. controlled group, was previously a party and which agreement calls for the Employee’s participation in the Plan.

Prior to the CPG Spin-Off, a Columbia Union Employee was an Eligible Employee of Columbia, as previously defined (or any Related Employer of Columbia), whose compensation, conditions of employment or position are covered by a collective bargaining agreement to which Columbia is a party and which agreement calls for the Employee’s participation in the Plan.

4. Section 3.05 of the Plan (“Matching Contribution Allocation and Accrual of Benefit”) shall be amended by replacing the second paragraph in its entirety with the following:

Effective for contributions made on or after July 1, 2017, all Matching contributions shall be invested in accordance with Section 8.07 of the Plan. For contributions made prior to July 1, 2017, all Matching Contributions were initially allocated to the Company Stock Fund, except as otherwise provided in Schedule II. All Matching Contributions shall be 100% vested and nonforfeitable at all times.

5. Subsection (C) of Section 3.06 of the Plan (“Next Gen Employer Contributions”), as previously amended, shall be further amended in its entirety as follows:

Next Gen Employer Contributions. Notwithstanding the foregoing, effective as of January 1, 2010, the Employer shall contribute each pay period to the Account of each Participant who is both an Eligible Employee and a Next Gen Employee at such time an amount equal to 3% of such Participant’s total Compensation for that pay period (as defined in Article I). Such contribution shall be a “Next Gen Employer Contribution.” This amount shall be payable to applicable Participants regardless of whether such Participants have elected to make Pre-Tax Contributions, Roth Contributions or any other elective deferrals to the Plan and regardless of the Participants’ status as of the end of the Plan Year. As provided in Section 3.07B, this Next Gen Employer Contribution shall be invested in accordance with Section 8.07 of the Plan and shall be 100% vested and nonforfeitable at all times. Eligibility for a Next Gen Employer Contribution under this subparagraph C shall not preclude eligibility for any other Profit Sharing Contribution under the terms contained herein.

Any Employee employed in the position of Damage Prevention Coordinator who was a Next Gen Employee immediately prior to becoming employed in the position of Damage Prevention Coordinator shall remain a Next Gen Employee for purposes of Next Gen Contributions described in this subparagraph for the duration of his employment in such position during the period from June 1, 2016 to April 30, 2019. For any new hire during this period into the position of Damage Prevention Coordinator, Next Gen Contributions shall apply. Any Next Gen Employer Contributions made to such Damage Prevention Coordinators during this period shall be invested as contributions for union Participants are invested in accordance with Section 8.07 of the Plan, as amended. Effective as of May 1, 2019, the date on which Employees employed in the position of Damage Prevention Coordinator shall become NIPSCO Union Employees for all Plan purposes, Plan provisions regarding Next Gen Contributions shall not apply to Employees in the position of Damage Prevention Coordinator, unless otherwise negotiated in an agreement between the bargaining unit and the Company.

6. Subsection (B) of Section 3.07 of the Plan (“Allocation, Investment and Vesting”) shall be amended in its entirety as follows:

Allocation, Investment and Vesting. Subject to Article XI and except as provided for contributions described under section 3.06C, the Plan Administrator shall allocate and credit to the Account of each Participant who satisfies the conditions of Section 3.07A a percentage of the annual Profit Sharing Contribution in the ratio that the sum of the Participant’s total Compensation for the Plan Year bears to the sum of all such Participants’ total Compensation for the Plan Year. Effective for contributions made on or after July 1, 2017, all Profit Sharing Contributions, including Next Gen Employer Contributions under Section 3.06C, shall be invested in accordance with Section 8.07 of the Plan. For contributions made prior to July 1, 2017, all Profit Sharing Contributions, including Next Gen Employer Contributions were initially allocated to the Company Stock Fund. All Profit Sharing Contributions, including Next Gen Employer Contributions under Section 3.06C, shall be 100% vested and nonforfeitable at all times.

7. Section 8.07 of the Plan (“Special Rules Pertaining to Investment of Matching Contributions, Profit Sharing Contributions and Next Gen Employer Contributions”) shall be amended in its entirety as follows:

Special Rules Pertaining to Investment of Matching Contributions, Profit Sharing Contributions and Next Gen Employer Contributions. Matching Contributions, Profit Sharing Contributions and Next Gen Employer Contributions (whether each is made in the form of cash or Company Stock, pursuant to Section 3.08) shall be allocated as follows:

A.

Non-Union Employees. Effective for contributions made prior to July 1, 2017, all Matching Contributions, Profit Sharing Contributions and Next Gen Employer Contributions made to the Accounts of non-union Participants were initially invested in the Company Stock Fund. Following such initial investment, in accordance with the provisions of Section 8.05 and 8.06, a Participant may elect to change such investment designation to a different Investment Fund.

Effective for contributions made on or after July 1, 2017, all Matching Contributions, Profit Sharing Contributions and Next Gen Employer Contributions made to the Accounts of non-union Participants shall be invested in accordance with the Participant’s direction (or in the absence of Participant direction, according the applicable default) under the provisions of Sections 8.05 and 8.06.

B.Union Employees. Except as provided in the first sentence of Section II.04C of Schedule II with respect to Matching Contributions for Bay State Union Employees who are not Next Gen Employees, all Matching Contributions, Profit Sharing Contributions (if applicable) and Next Gen Employer Contributions (if applicable) made to the Accounts of union Participants on and after July 1, 2017 shall continue to be initially invested in the Company Stock Fund. In accordance with the provisions of Sections 8.05 and 8.06, a Participant may elect to change such investment designation to a different Investment Fund at any time after such initial contribution.

Effective January 1, 2007, with respect to the Participant’s ability change such investment designation, the following provisions shall apply: (1) the Plan shall offer not less than three different Investment Funds, other than the Company Stock Fund, to which the Participant may direct the investment of his Account, each of which options is diversified and has materially different risk and return characteristics; (2) the Plan shall provide reasonable divestment and reinvestment opportunities no less than quarterly; and (3) except as provided in regulations, the Plan shall not impose restrictions or conditions on the investment of Company Stock which the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under IRS Notice 2006-107 or other applicable guidance or any Company policy restricting Participant divestiture rights during specified periods.

8. Section III.04 of Schedule III of the Plan (“Matching Contributions” for NIPSCO Union Employees), as previously amended, shall be further amended by the addition of the following sentence to the end thereof:

Any Matching Contributions made to such Damage Prevention Coordinators during this period shall be invested as contributions for union Participants are invested in accordance with Section 8.07 of the Plan, as amended.

9. Section III.05 of Schedule III of the Plan (“Profit Sharing Contributions” for NIPSCO Union Employees), as previously amended, shall be further amended by the addition of the following sentence at the end of the final paragraph thereof:

Any such Profit Sharing Contributions that may be made to Damage Prevention Coordinators during this period shall be invested as contributions for union Participants are invested in accordance with Section 8.07 of the Plan, as amended.

10. All other provisions of the Plan shall remain unchanged.

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The Committee has caused this Sixth Amendment to the NiSource Inc. Retirement Savings Plan to be executed on its behalf, by one of its members duly authorized, to be effective as of such date as set forth in this amendment.

NISOURCE BENEFITS COMMITTEE

By:
Date:

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